Exhibit 99.1

Accellent Acquires Campbell Engineering; Acquisition Strengthens Company’s Position in Orthopaedic Outsourcing Market

WILMINGTON, Mass.—(BUSINESS WIRE)—Sept. 12, 2005—Accellent Inc., a leading provider of complete integrated contract manufacturing and design services to the medical device industry, today announced that it has acquired Campbell Engineering, a high-tech manufacturing and engineering firm focused on Orthopaedics. Campbell Engineering has extensive experience in machining and manufacturing orthopaedic implants and instruments for the medical device industry.

“The growth in the orthopaedic market demands strategic outsourcing partners who can assist medical device companies in meeting their most important goals—accelerating the delivery of innovative, high-quality products and maximizing their return on investment,” states Ron Sparks, President and CEO of Accellent. “Our acquisition of Campbell Engineering further strengthens our ability to supply design and engineering services, component production, and device assembly to our orthopaedic customers.”

Accellent is one of the leading providers of orthopaedic devices and instruments to the medical device industry. Fueled by an aging population, active lifestyles, and technological advances, Accellent believes the orthopaedic device market will continue to experience strong growth. To meet increasing demand, leverage new technology and accelerate time to market, many orthopaedic device manufacturers strategically employ outsourcing partners for component manufacturing, device assembly or complete supply chain management.

Campbell Engineering specializes in precision machining and assembly of orthopaedic instrumentation and implants. The company employs engineers, machinists and technicians.

“Campbell Engineering has significant machining capabilities and capacity to augment our offerings to the reconstructive knee, spine and trauma markets,” states Dan Croteau, Executive Vice President and General Manager of Accellent’s Orthopaedic Division. “We also gain immediate access to the skilled labor and technical resources we need to continue to expand our orthopaedic business through the Huntsville, AL facility.”

“Our strategic intent is to be, as ranked by our customers, the world’s best and most innovative order fulfillment and design organization to the medical device industry,” adds Sparks. “With over 25 years of experience designing and delivering orthopaedic devices and instruments, and a proven track record of high quality and on-time delivery, the resources of Campbell Engineering will help us move closer to our goal.”

About Accellent

Accellent Inc., through its wholly owned subsidiary Accellent Corp., provides fully integrated contract manufacturing and design services to medical device manufacturers in the cardiology, endoscopy and orthopaedic markets. Accellent has broad capabilities in design & engineering services, precision component fabrication, finished device assembly and complete supply chain management. This enhances customers’ speed to market and return on investment by allowing companies to refocus internal resources more efficiently. For more information please visit www.accellent.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934 as amended. All statements other than statements of historical facts included in this press release constitute forward-looking statements. These forward-looking statements involve risks and uncertainties. Important factors that can cause actual results to differ materially from the company’s expectations are disclosed in the risk factors contained in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 15, 2005 and in subsequent periodic and current reports filed from time to time by the company with the SEC. All forward-looking statements are expressly qualified in their entirety by such risk factors.